                               [FRONT COVER]


                 [PICTURE OF MEN AND WOMEN CLAPPING HANDS]






     OLD KENT

          OLD KENT FINANCIAL CORPORATION 1998 Report to Shareholders

TABLE OF CONTENTS

Corporate Information                                 1

Earnings and Dividends Per Share                      2

Financial Highlights                                  3

Chairman's Letter to Shareholders                     4

A Few Words From Our Vice Chairmen                    8

Retail Banking                                       10

Corporate Banking                                    12

Community Banking                                    14

Investment and Insurance Services                    16

Mortgage Banking                                     18

Old Kent Affiliates                                  20

Five Year Condensed Summary                          22

Condensed Financial Review                           24

Report of Independent Public Accountants             31

Board of Directors and Senior Management             32

Shareholder Information                              34

DESCRIPTION OF OLD KENT  Old Kent Financial Corporation is a financial services company with total assets of $16.6 billion as of December 31,

1998.


With headquarters in Grand Rapids, Michigan, Old Kent is in the business of providing financial services through five major lines of business and its banking and non-banking subsidiaries. Old Kent's principal markets for financial services are the communities within Michigan, Illinois and

Indiana where its 236 full-service banking offices are located. It also operates 143 mortgage lending offices in 32 states across the country.


As of December 31, 1998, Old Kent had 7,457 employees (on a full-time equivalent basis). Old Kent is an equal opportunity employer, and its affirmative action programs comply with applicable federal laws and executive orders.


CORPORATE MISSION  Old Kent's mission is to increase shareholder value as a high performing independent financial services company providing diverse customer groups easy access to an extensive array of quality financial products and services.


PHILOSOPHY OF THE CORPORATION  Our corporate mission and culture statements reflect our long-standing commitment to the shareholders, customers,

employees and communities we serve. Key tenets of the Corporation's business philosophy are to maximize the value of shareholders' investments,

to meet the changing needs of customers with quality products and services,

to provide a meaningful and challenging work environment for our employees, and to serve our communities as a good citizen.


CORPORATE CULTURE  The management of Old Kent has the ultimate responsibility for achieving industry-leading performance with profit levels which assure the quality of the balance sheet and the continuation of the Corporation for the benefit of our shareholders, our employees and the communities we serve.


Old Kent's purpose is to ensure customer satisfaction by understanding and fulfilling the needs of our customer groups resulting in long-term,

multiple-service client relationships. This customer-driven purpose requires that we become the best provider of consumer and business financial services by earning and retaining the respect, confidence and loyalty of its customers and by serving them so that they will benefit from their association with Old Kent.

[EARNINGS AND DIVIDENDS PER SHARE GRAPH]

(1958-1998)
























In 1998, Old Kent achieved record earnings and increased dividends for the

40th consecutive year. Earnings increased 15.4% over 1997 to $2.02<F**>

per share, representing an 18.7% return on equity (excluding one-time charges related to Old Kent's merger with First Evergreen Corporation).

Shareholders also enjoyed a 25.6% total return on their investment.


<F*>  Adjusted for stock dividends and stock splits. Results prior to 1972 are Old Kent Bank and Trust Company.
<F**> Proforma results for 1998 "excluding merger charges" have been adjusted to exclude the effects of $19.7 million of one time after-tax, merger charges related to the October 1, 1998 acquisition of First Evergreen Corporation. This acquisition was accounted for as a pooling-of-interests. Actual earnings per share including these charges were $1.84 for 1998.

FINANCIAL HIGHLIGHTS

                                                                    <F**> PROFORMA
                                                                    1998 EXCLUDING                 PERCENT
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)            1998        MERGER CHARGES      1996        CHANGE
-------------------------------------------------------------------------------------------------------------
Net income                                             $198.8           $218.5         $198.4         10.1%

PER COMMON SHARE:<F*>

Basic earnings                                          $1.86            $2.04          $1.76         15.9

Diluted earnings                                         1.84             2.02           1.75         15.4

Cash dividends                                           .722                            .641         12.6

Book value at year-end                                  10.86                           11.12         (2.3)

Market price at year-end                                46.50                           37.74         23.2

Shares outstanding at year-end (in thousands)         104,499                         110,244         (5.2)
-------------------------------------------------------------------------------------------------------------
AT YEAR END:

Total assets                                          $16,589                         $15,707          5.6%

Loans                                                   8,884                           9,145         (2.9)

Interest-earning assets                                15,080                          14,483          4.1

Core deposits                                          11,487                          11,082          3.7

Total deposits                                         12,939                          11,929          8.5

Shareholders' equity                                    1,135                           1,226         (7.4)

Full-time equivalent staff                              7,457                           6,926          7.6
-------------------------------------------------------------------------------------------------------------









RATIOS:

Return on average assets                                 1.26%            1.38%          1.30%

Return on average equity                                17.08            18.70          16.30

Net interest margin                                      4.11                            4.22

Equity assets at year-end                                6.84                            7.80

<F*>  Per share data is shown adjusted for stock dividends and a stock split.

<F**> Proforma results for 1998 "excluding merger charges" have been adjusted to exclude the effects of $19.7 million of one time after-tax, merger charges related to the October 1, 1998 acquisition of First Evergreen Corporation. This acquisition was accounted for as a pooling-of-interests. "Percent change" is a comparison of 1997 to 1998 excluding merger charges, for those items in italics.

TO OUR SHAREHOLDERS



Old Kent enjoyed another very successful year in 1998, including the completion of its 40th consecutive year of increased earnings and dividends. This is a record surpassed by only three other publicly traded companies in the country. Earnings increased 15.4% over the prior year to $2.02 per share, representing an 18.7% return on equity on an operating basis (excluding one-time charges related to Old

Kent's merger with First Evergreen Corporation). Most importantly, our shareholders enjoyed an excellent 25.6% total return on their investment in 1998, compared to an average total return of 8.3% in our industry.<F*>


On December 2, I was especially proud to ring the opening bell of the

New York Stock Exchange (NYSE) as Old Kent switched from The Nasdaq

Stock Market to the NYSE. This move was designed to improve the visibility and liquidity of our stock and to ensure our shareholders the best possible price, whether they are buying or selling Old Kent shares.


Our absolute commitment to delivering superior shareholder value drives a disciplined and focused approach to our business. In an industry of ongoing consolidation, rapidly evolving customer needs,

and shrinking margins, Old Kent has consistently improved operating results. New strategic alliances, customer service enhancements, and our intense commitment to build a sales and performance-based culture are all designed to position Old Kent as a leader in the financial services industry.











































<F*>Average total return KBW 50 - Keefe, Bruyette & Woods, Inc.'s index of 50 large bank holding companies.

[PICTURE OF DAVID J. WAGNER IN FRONT OF THE NEW YORK STOCK EXCHANGE]


In the following pages, you'll hear from our leadership team and learn how our line of business structure is driving improved results through greater accountability and a strong performance-oriented culture,

including an expanded pay for performance incentive compensation plan across the Corporation.


In a strategic move designed to broaden our market share and leverage our existing Chicago franchise, we acquired First Evergreen

Corporation on October 1, 1998. First Evergreen was an Illinois bank holding company with eight banking offices in Cook County, Illinois and assets of $1.9 billion. With this acquisition, we doubled our market share in the Chicago region and became the eighth largest bank in that area. Old Kent Mortgage Company also continued to grow rapidly, adding 39 new retail offices during 1998. With 143 offices located throughout the United States, Old Kent Mortgage Company is now

ranked among the country's top 20 largest mortgage loan originators.


The continued growth of fee income and our consistent focus on maintaining quality assets contributed to an excellent return on shareholders' equity that averaged 18.7% on an operating basis during

1998. In 1999, Old Kent intends to continue to utilize balance sheet management strategies to improve operating leverage, margins and earnings.

We've rapidly expanded our ATM distribution network and have introduced new electronic banking services for both retail and corporate customers. We're also expanding our Internet and telephone banking services to make banking even easier.

[PICTURE OF BUILDING WITH BANNERS OF OLD KENT LISTING ON NYSE]


We depend on technology to enhance products and services and to help contain delivery costs. Therefore, we have paid considerable attention to the challenges surrounding the Year 2000 (Y2K) issue. We are prepared for a smooth transition into the next millennium because we've aggressively addressed system conversions and developed thorough testing and contingency plans.


Old Kent continues to be recognized for its commitment to improving the business climate and quality of life in the communities it serves.

We continue to be an SBA Preferred Lender in both Michigan and

Illinois, and exceeded last year's dollar volume of SBA loans by nearly 17%. In addition, home loans through the Federal Housing

Administration (FHA) and Veterans Administration (VA) allowed us to help 27,180 home owners.


In 1998, Old Kent was again recognized within the industry for outstanding performance and achievement. For the second consecutive year, we received an A+ rating by THE DETROIT NEWS in their Michigan

Corporate Report Card which rates companies on their commitment to shareholders. Likewise, the strength and stability of the markets we serve is reflected by Grand Rapids being named in the top ten of

1998's Best Cities for Business by FORTUNE magazine.



Images used with permission of NYSE.

-  Old Kent's total return to shareholders (price appreciation inclusive of dividend reinvestment) was 25.6% in 1998, compared to

   8.3% for the KBW 50.


-  During 1998, Old Kent shareholders were paid 12.6% more in per share cash dividends than in 1997.


-  Old Kent received an A+ rating for the second year in a row on THE

   DETROIT NEWS' Michigan Corporate Report Card and was also named to its honor roll of Michigan's top seven publicly traded firms.


-  With the acquisition of First Evergreen Corporation in October,

   Old Kent doubled its deposit market share in the Chicago area and became the eighth largest bank in that market.


-  In July, Old Kent Financial Corporation paid a 5% stock dividend to shareholders of record on June 26, 1998.


-  On December 2, 1998, Old Kent began trading its common stock on the New York Stock Exchange under the symbol "OK".  [OK LISTED

   NYSE SYMBOL]


It is always difficult to say good-bye to colleagues who have contributed so much to Old Kent's success. Earl D. Holton announced his retirement from the Board of Directors effective in early 1999. I would like to take this opportunity to thank him for his leadership and loyalty. I would also like to thank E. Philip Farley and Ralph W.

Garlick, Executive Vice Presidents, who announced their retirements in

1998, for their years of dedicated service. We wish them the best in their retirements.


We also thank our shareholders for their continued support and our customers for their loyalty. In addition, we extend our appreciation to all Old Kent employees throughout the Corporation for their commitment and service.


I look forward to seeing you at our annual shareholders meeting to be held on Monday, April 19, 1999, at 10:00 a.m. in the Ambassador

Ballroom at the Amway Grand Plaza Hotel, 187 Monroe NW, directly southwest of the Old Kent Bank building in Grand Rapids, Michigan.


Sincerely,

/s/ David J. Wagner

David J. Wagner
Chairman

A FEW WORDS FROM OUR VICE CHAIRMEN


MANAGING TO CREATE VALUE  Old Kent utilizes a line of business reporting structure to manage its extensive array of products and services. Each line of business manager embraces these basic business principles: RUN IT LIKE YOU OWN IT; KNOW THE NUMBERS; KNOW YOUR

CUSTOMERS; DEVELOP GOOD PEOPLE; AND CONTROL EXPENSES. These guiding precepts allow for the entrepreneurial flexibility necessary to run a company in today's dynamic environment. Our major lines of business include Retail Banking, Corporate Banking, Community Banking,

Investment and Insurance Services, and Mortgage Banking.


The increased accountability inherent in this dynamic organizational structure enables us to be more responsive to customer needs through focused product development and process improvements. This further improves our ability to attract and retain the most profitable customers, resulting in superior performance. In the next section of this report, you'll learn more about the key initiatives and revenue contribution of each of the lines of business.


In addition to the profitable growth of our business lines, Old Kent will continue to pursue strategic acquisitions. Just as with our 70 previous acquisitions, the objective will be to enhance shareholder value in the first year following an acquisition.

[PICTURE OF ROBERT H. WARRINGTON]

"In everything we do, our focus is on profitability and this is far more important than size. Whether we are discussing line of business reporting or growth through acquisitions, it is all done for one reason: TO INCREASE SHAREHOLDER VALUE."

Robert H. Warrington,

Vice Chairman and

Chief Financial Officer

of the Corporation

POSITIONING FOR THE FUTURE  We continue to look for ways to

differentiate Old Kent from our competitors and to enhance the value our customers receive from their banking relationships with us.

Increasingly, customers are seeking greater convenience, simplicity and access to services. Frankly, customers want banking to be easier.

As a result, Old Kent is increasing its focus on providing customers with greater convenience.


We're continuing to maximize profitability while enhancing service.

During 1998, we installed over 160 new ATMs, including locations in shopping centers, convenience stores and gas stations. In addition,

Old Kent now has 16 supermarket banking locations. The expansion of our state-of-the-art telephone banking system makes banking with Old

Kent more accessible than in the past. These alternative delivery channels are more convenient for customers and more cost efficient for

Old Kent. Through these and other initiatives like our leading edge cash management product, Old Kent is making banking easier for both retail and business customers.


To demonstrate to our customers that we are committed to their satisfaction, we're introducing new PERFORMANCE GUARANTEES in 1999.

These guarantees will establish performance standards in each line of business and guarantee accuracy, availability and fast response - or we'll pay the customer for the inconvenience.


In addition to our PERFORMANCE GUARANTEES, we're investing in our employees through additional training and development programs that are designed to provide them with the necessary skills to bring greater value to our customers.


[PICTURE OF KEVIN T. KABAT]


"Our entire Corporation is committed to becoming the financial services company that's consistently making it easier for customers."

Kevin T. Kabat,

Vice Chairman of the

Corporation and President,

Old Kent Bank

RETAIL BANKING

[PICTURE OF BANK TELLER HELPING MAN]
























Retail Banking accounted for 32% of the Corporation's revenues and contributed $62.1 million to its net income in 1998.

[CONTRIBUTION TO CORPORATION'S NET INCOME PIE CHART = 28%]


Old Kent Retail Banking serves over 800,000 customer households and businesses through its retail deposit, retail delivery and small business banking lines. Retail Banking provides a broad array of products including deposits, loans and investment services. Key strengths include the diversity of Old Kent's customer base and its comprehensive distribution system, including over 220 branches, as well as ATMs, telephone, on line and supermarket banking. From high net worth business owners to families of modest means, Old Kent provides the right solution to fit our customers' unique needs.


In 1999, key areas of focus include utilizing information technology to enhance sales productivity and continued expansion of our product line and delivery channels.


   KEY HIGHLIGHTS

-  In 1998, cross-selling initiatives resulted in a 15% increase in the average number of retail services per household.


-  A strategic focus on sales management resulted in greater productivity, including a 43% increase in branch sales per full-time employee.


-  In 1998, enhanced on line and telephone banking services, 131 new

   ATMs and five new supermarket branches were added in metro markets to make banking with Old Kent even easier.

-  A new loan by phone program is now generating more than 1,000 loans per month, nearly 15% of total volume.


-  The number of customers using an Old Kent home banking product increased by 87% over the prior year.


-  The average size of branch-originated loans increased by 39% in

   1998. This was a direct result of enhanced products and service,

   and an increased focus on home equity lending.


-  Old Kent ranked in the top 2% of all Small Business Administration

   (SBA) lenders in the U.S. and maintained its 100% SBA loan approval rating in Michigan and Illinois.


-  Priority Banking, which delivers a higher service level to our most profitable retail customers, was successfully introduced in the Grand Rapids area and will be expanded throughout the system in 1999.


-  Consumer credit losses were reduced by 35% and loan delinquency by

   17% in 1998. These improvements were largely due to new loan origination techniques and an increased emphasis on recovery.

[PICTURE OF DAVID SCHNEIDER]


"In today's fast-paced environment, we have to provide both a traditional branch network and alternative delivery channels such as the telephone, supermarkets, and home banking. Not only are these channels more economical for Old Kent, they're more convenient for many customers."


David Schneider,

Executive Vice President,

Retail Administration

CORPORATE BANKING

[PICTURE OF TWO MEN TALKING ON A CURVED STAIRCASE]
























Corporate Banking accounted for 16% of the Corporation's revenues and contributed $56.0 million to its net income in 1998.

[CONTRIBUTION TO CORPORATION'S NET INCOME PIE CHART = 26%]


Corporate Banking provides a full array of credit, cash management and international services to corporate clients. The majority of our corporate clients are owner-operated, middle market companies with

$5-150 million in annual sales. Our client base is spread across industries, including manufacturing, wholesaling, distributing,

financial services and retailing, with a focus in real estate. Our primary goals for 1999 and beyond are to attract, grow and retain profitable relationships and to continue to improve asset quality.


     KEY HIGHLIGHTS


-  Asset quality was strengthened through an enhanced risk rating and underwriting process.


-  Old Kent ConnectDirect<Trademark>, our new state-of-the-art electronic banking product, was introduced, giving commercial clients 24-hour-a-day access to manage their cash. An expanded client support team makes it easier for clients to fully leverage this new service.


-  The roll-out of our POSITIVE PAY service helped protect clients against check fraud. In 1999, we will add new on line features to this product and begin an aggressive marketing campaign.


-  New strategic alliances with mezzanine lenders and equity providers now allow Old Kent to target clients who are highly leveraged or those that require additional sources of credit to sustain their growth.


-  An aggressive pay for performance system was implemented to reward superior performance. This system also ensures that our

   historically strong asset quality is maintained and that our commitment to outstanding client service is never compromised.


-  We restructured the Corporate Banking area in Chicago and recruited a number of new bankers with local market knowledge and experience.


-  A new courier service introduced in Detroit makes it easier for our clients to conduct business with Old Kent. Similar courier services will be introduced in the Chicago market in 1999.


[PICTURE OF JIM HUBBARD]


"In 1998, we restructured our line of business and launched a client-focused strategy that will make Old Kent Corporate Banking a better business partner. We'll achieve that by migrating from being a single need provider to building a trusted financial advisor relationship with our clients."


Jim Hubbard,

Senior Executive Vice President,

Corporate Banking

COMMUNITY BANKING

[PICTURE OF WOMAN AND MAN WORKING TOGETHER]
























Community Banking accounted for 21% of the Corporation's revenues and contributed $53.8 million to its net income in 1998.

[CONTRIBUTION TO CORPORATION'S NET INCOME PIE CHART = 25%]


Community Banking provides the local delivery of a complete range of financial products and services to customers in smaller communities.

By focusing on the specific needs of their local market, Community

Banks maximize customer satisfaction, market penetration and profitability. At the end of 1998, Community Banking included 85 branches and 145 ATMs in 13 markets.


In 1999, we will increase market penetration and accelerate revenue growth through enhanced sales training and new sales management systems.


               KEY HIGHLIGHTS


-  Overall branch productivity improved 41% from 1997 and expenses were reduced by $1.8 million through the implementation of a new branch staffing model.


-  31 off-site ATMs were added in Community Bank markets, a 25%

   increase in the number of locations. This reflects our commitment to making it easier for our customers while improving cost efficiency for the Corporation.


-  Centralized underwriting for consumer lending improved the quality of the lending portfolio, reduced application response times, and resulted in greater efficiency.

-  Direct (telephone) banking support was introduced throughout the

   Community Banks, providing customers 24 hour access to their accounts.


-  Implementation of a regionalized management system which

   incorporates Old Kent's line of business structure resulted in a more effective mechanism for measuring and improving performance.


[PICTURE OF MICHELLE VAN DYKE]


"In Community Banking, we provide the best of both worlds - a very accessible delivery system and quality products combined with experienced, knowledgeable local staff. That creates value and an added dimension of service for our customers."


Michelle Van Dyke,

Executive Vice President,

Community Banking

INVESTMENT AND INSURANCE SERVICES

[PICTURE OF 2 WOMEN AND A MAN TALKING, WITH ANOTHER WOMAN IN THE
BACKGROUND LISTENING AND ANOTHER MAN WORKING]























Investment management and trust revenue increased nearly 20% over

1997.  Total assets under management exceeded $11 billion at year end.

[CONTRIBUTION TO CORPORATION'S NET INCOME PIE CHART = 9%]


Old Kent Investment and Insurance Services delivers investment and insurance products through a network which includes traditional trust,

private banking and related subsidiaries.


This network brings customers a broad array of financial products,

including asset management, employee benefits programs, mutual funds,

trust services, private banking, brokerage services and insurance. Our integrated approach allows for the seamless delivery of these services and has resulted in increased revenue and client satisfaction.


In 1999, Investment and Insurance Services will emphasize retail sales, institutional money management and the expansion of customer direct insurance.


                         KEY HIGHLIGHTS


-  An aggressive variable compensation program introduced in 1997 continued to provide momentum for 1998 business development. A new trust administration system increased productivity by 18% and improved customer response time in 1998.


-  The Kent Funds assets exceeded $6 billion, an increase of over 19%

   from 1997. In 1999, The Kent Funds will add two new funds (a large company growth equity fund and a money market fund for

   institutional investors) in order to provide a broader array of options to specific investment groups.

-  Lyon Street Asset Management Company expanded its role to include that of advisor to MoneyWise[REGISTERED], our proprietary asset allocation product. MoneyWise sales generated nearly $30 million in new assets during 1998. Within Lyon Street, an institutional management group was formed to attract corporate, pension,

   foundation and government assets.


-  Investment performance remained consistently strong relative to our peer groups and performance benchmarks for both equity and fixed income investments. Our investment managers gained increased exposure through national and regional financial publications and were widely quoted throughout the year.


-  Institutional trust assets increased by nearly 17% in 1998. We continue our focus on serving 401(k) and other employee benefit plans through enhanced communications and investment choices.


-  To support our needs-based consultative sales process, a

   comprehensive customer profiling system will be introduced throughout our line of business during the 2nd quarter of 1999.


-  Old Kent Insurance Group, Inc.'s sales grew 8.4% in 1998 and it emerged as the fifth largest bank-owned insurance agency as reported by BUSINESS INSURANCE (7/20/98). Old Kent is also ranked

   72nd among national insurance brokers.


-  In 1998, Old Kent Brokerage Services, Inc. was restructured to expand distribution through Retail and Community Banking.

-  Revenue from private banking grew 22% in 1998


[PICTURE OF KEN KREI]


"By further penetrating our existing customer base with investment and insurance products, we are growing revenue substantially while enhancing customer loyalty and satisfaction. Our strong client orientation, disciplined investment philosophy and integrated service delivery bring real value to our clients."


Ken Krei,

Executive Vice President,

Investment and Insurance Services

MORTGAGE BANKING

[PICTURE OF TWO MEN AND ONE WOMAN WORKING AT A DESK WITH A COMPUTER]
























Mortgage banking net revenue increased 56% to $147 million during

1998.

[CONTRIBUTION TO CORPORATION'S NET INCOME PIE CHART = 8%]


Old Kent Mortgage Company provides a wide array of residential mortgage loan products to borrowers throughout the United States.

During recent years, Old Kent Mortgage Company has grown its retail and wholesale branch network to 143 offices in 32 states through corporate acquisitions and opportunistic branch additions. The nationwide branch network is distributed among four regions which disperses business and credit risk geographically and empowers regional management to better meet customer needs.


                                   KEY HIGHLIGHTS


-  Mortgage loan originations increased 97% during 1998 to $13.5 billion and Old Kent Mortgage Company ranked among the top 20 mortgage lenders nationally.


-  Old Kent Mortgage Company continued to expand its nationwide loan origination network by opening 39 new retail branches in 18 states.


-  Old Kent Mortgage Company currently services a portfolio for third-party investors of $14 billion, including loans in all 50 states.


-  1998 was a record year in the mortgage industry for refinancing.

   Old Kent Mortgage Company's strong loan replenishment capabilities positioned the company to recapture 39% of loans which paid off from the mortgage servicing portfolio during 1998. New loan originations were more than three times loan runoff.


-  Automated underwriting was successfully piloted during 1998 and is currently being installed throughout our loan origination network.


-  During 1998, Old Kent Mortgage Company significantly expanded its origination capabilities and loan volumes for specialty, second mortgage and alternative documentation mortgage products.


-  Old Kent Mortgage Company continued to manage its efficiency levels and earnings using benchmark metrics which link incentive compensation to business unit profitability.


[PICTURE OF DON BRITTON]


"Increasingly, our growth has been in the areas of retail and direct-to-consumer business. This has been a key area of emphasis in

1998 and will continue to be an important aspect of our business in the future. We want to touch customers directly and help them with their dreams of home ownership."


Don Britton,

President,

Old Kent Mortgage Company

OLD KENT AFFILIATES


[MAP OF MICHIGAN AND PARTS OF ILLINOIS AND INDIANA WITH ALL OF THE OLD

KENT BANKING AFFILIATES]


[MAP OF THE UNITED STATES WITH THE STATES HAVING OLD KENT MORTGAGE

OFFICES SHADED]


As of December 31, 1998, Old Kent Financial Corporation operated 202 full-service banking offices in Michigan, 33 in Illinois and one in

Indiana. Old Kent Mortgage Company originates mortgages nationwide through 143 mortgage lending offices in 32 states across the country.

To better serve our customers in its broader role as a financial services company, Old Kent also operated seven non-banking affiliates.

Working together, this financial service network has helped Old Kent achieve another record-setting year for shareholders.

BANKING AFFILIATES

OLD KENT BANK                                Old Kent Bank, N.A. - JONESVILLE (Hillsdale)
Kevin T. Kabat, President                    Charles W. Maurer, President
Headquartered in Grand Rapids, Michigan
                                             Old Kent Bank - LANSING
MICHIGAN                                     William H. Coultas, President
Old Kent Bank - BIG RAPIDS
John P. Buckley, Jr., President              Old Kent Bank - LUDINGTON
                                             John E. Pelizzari, President
Old Kent Bank - CADILLAC
John P. Buckley, Jr., President              Old Kent Bank - PETOSKEY
                                             Randy B. Crim, President
Old Kent Bank - CENTRAL (Owosso)
Charles A. Robertson, President              Old Kent Bank - ST. JOHNS
                                             Thomas W. Schroeder, President
Old Kent Bank - EAST (Southfield)
Daniel W. Terpsma, President                 Old Kent Bank - SEAWAY (St. Clair)
                                             Jerry J. Fouts, President
Old Kent Bank - GAYLORD
M. Scot Zimmerman, President                 Old Kent Bank - SOUTHWEST (Kalamazoo)
                                             John D. Paul, President
Old Kent Bank - GRAND TRAVERSE
(Traverse City)                              Old Kent Bank - WEST (Grand Haven)
John E. Pelizzari, President                 Christopher M. McKinney, President

Old Kent Bank - HOLLAND                      ILLINOIS
Larry L. Koops, President                    Old Kent Bank - ILLINOIS (Chicago/Elmhurst)
                                             William K. McGowan, President


















NON-BANKING AFFILIATES

Lyon Street Asset Management Company         Vanguard Financial Service Corp.
Joseph T. Keating, President                 Hunter R. Judson, President
Grand Rapids, Michigan                       Lombard, Illinois

Old Kent Brokerage Services, Inc.            CORPORATE HEADQUARTERS
Mark S. Crouch, President
Grand Rapids, Michigan                       Old Kent Financial Corporation
                                             111 Lyon Street NW
Old Kent Financial Life Insurance Company    Grand Rapids, Michigan 49503
William C. Anderson, President
Grand Rapids, Michigan                       INTERNATIONAL OFFICE

Old Kent Insurance Group, Inc.               Old Kent Bank
William C. Anderson, President               Grand Cayman Island,
Grand Rapids, Michigan                       British West Indies

Old Kent Investment Corporation
Patrick C. Dorn, President
Las Vegas, Nevada

Old Kent Mortgage Company
Old Kent Mortgage Services, Inc.
Donald R. Britton, President
Grand Rapids, Michigan

FIVE YEAR CONDENSED SUMMARY OF SELECTED FINANCIAL DATA
                                                      <F**> PROFORMA
December 31 (DOLLARS IN THOUSANDS,                    1998 EXCLUDING
EXCEPT PER SHARE DATA)                         1998   MERGER CHARGES        1997            1996            1995           1994
-------------------------------------------------------------------------------------------------------------------------------
FOR THE YEAR

Net interest income                     $   587,882                  $   582,708     $   551,873     $   536,390    $   518,505

Provision for credit losses                  46,828     $ 43,328          46,977          35,636          21,666         22,465

Net income                                  198,798      218,476         198,418         179,393         162,044        157,499

Cash dividends                               84,983                       70,887          65,163          60,594         55,155
-------------------------------------------------------------------------------------------------------------------------------
AVERAGE FOR THE YEAR

Assets                                  $15,833,614                  $15,217,901     $14,119,056     $13,518,294    $12,625,208

Deposits                                 12,161,611                   11,966,595      11,428,815      10,975,188     10,507,336

Loans                                     8,900,637                    9,062,384       8,375,277       7,729,041      6,512,549

Total interest-earning assets            14,577,321                   14,094,481      13,119,283      12,615,383     11,786,756

Long term debt                              200,000                      191,787         100,000          12,603              -

Total shareholders' equity                1,163,708                    1,217,038       1,179,562       1,125,103      1,033,616
-------------------------------------------------------------------------------------------------------------------------------
AT YEAR-END

Assets                                  $16,588,858                  $15,706,615     $14,556,841     $13,891,172    $13,349,745

Deposits                                 12,939,418                   11,928,907      11,775,994      11,019,312     11,123,954

Loans                                     8,883,716                    9,144,497       8,715,751       7,961,051      7,333,613

Long term debt                              200,000                      200,000         100,000         100,000              -

Total shareholders' equity                1,135,110                    1,225,595       1,180,197       1,189,754      1,053,461
-------------------------------------------------------------------------------------------------------------------------------






PER COMMON SHARE (IN DOLLARS)<F*>

Basic earnings per share                      $1.86        $2.04           $1.76           $1.55           $1.38          $1.34

Diluted earnings per share                     1.84         2.02            1.75            1.54            1.37           1.33

Cash dividends                                 .722                         .641            .576            .528           .485

Book value at year-end                        10.86                        11.12           10.54           10.08           8.93

Dividend payout ratio                          39.3%        35.8%           36.7%           37.4%           38.5%          36.5%

<F*>  Share data has been adjusted for stock dividends and splits.

<F**> Proforma results for 1998 "excluding merger charges" have been adjusted to exclude the effects of $19.7 million of one time after-tax, merger charges related to the October 1, 1998 acquisition of First Evergreen Corporation. This acquisition was accounted for as a pooling-of-interests.

                                                      <F**> PROFORMA
December 31 (DOLLARS IN THOUSANDS,                    1998 EXCLUDING
EXCEPT PER SHARE DATA)                         1998   MERGER CHARGES        1997            1996            1995           1994
-------------------------------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS

Return on average total equity                17.08%       18.70%          16.30%          15.21%          14.40%         15.24%

Return on average assets                       1.26         1.38            1.30            1.27            1.20           1.25

Average equity to average assets               7.35                         8.00            8.35            8.32           8.19

Yield on average interest-earning assets       8.01                         8.22            8.25            8.29           7.55

Cost of average interest-bearing liabilities   4.53                         4.68            4.66            4.64           3.56

Average net interest spread                    3.48                         3.54            3.59            3.65           3.99

Average net interest margin                    4.11                         4.22            4.29            4.35           4.51
-------------------------------------------------------------------------------------------------------------------------------
CAPITAL RATIOS AT YEAR-END

Equity to assets                               6.84%                        7.80%           8.11%           8.56%          7.89%

Leverage ratio                                 6.89                         7.72            7.63            8.05           7.44

Risk-based capital ratio - Tier 1              9.30                        10.60           10.53           11.68          12.02

Risk-based capital ratio - Tiers 1 & 2        11.40                        12.68           12.69           13.97          13.24
-------------------------------------------------------------------------------------------------------------------------------
CREDIT QUALITY RATIOS

Allowance for credit losses to total loans     1.89%                        1.76%           1.94%           2.24%          2.33%

Impaired loans to total loans                   .67                          .62             .50             .56            .83

Non-performing assets to total assets           .40                          .41             .35             .41            .56

Allowance to impaired loans                     280                          282             389             397            281

Net charge-offs to average loans                .45          .42%            .55             .52             .17            .15






<F**> Proforma results for 1998 "excluding merger charges" have been adjusted to exclude the effects of $19.7 million of one time after-tax, merger charges related to the October 1, 1998 acquisition of First Evergreen Corporation. This acquisition was accounted for as a pooling-of-interests.

[NET INCOME (MILLIONS) GRAPH]


[ONE, FIVE AND TEN YEAR TOTAL RETURNS GRAPH]


CONDENSED FINANCIAL REVIEW


BASIS OF PRESENTATION


Condensed financial statements included in this report do not conform to financial statement standards under generally accepted accounting principles, primarily due to the high degree of summarization employed in their preparation. Audited financial statements, prepared in conformity with generally accepted accounting principles, appear in the 1998 Annual Report included with our proxy statement for our 1999 annual meeting.


OVERVIEW


In 1998, Old Kent achieved its fortieth consecutive year of earnings and dividend growth while also completing the largest acquisition in its history. First Evergreen Corporation, a $1.9 billion Chicago-based holding company was acquired October 1, 1998 in a pooling-of-interests transaction. Prior periods have been restated to reflect the inclusion of First Evergreen on a comparable basis.

Diluted operating earnings per share was $2.02<F*> for 1998, or 15.4%

ahead of the $1.75 of diluted per share earnings for 1997. For the year ended December 31, 1998, operating net income was $218.5<F*>


million, 10% more than net income of $198.4 million for 1997.

Excluding a large one-time gain on sale of the Corporation's credit card portfolio included in the 1997 results, the 1998 diluted operating earnings per share of $2.02<F*> represents a 22.4% increase.


The Corporation's operating return on average total equity was

18.7%<F*> in 1998, up from an equity return of 16.3% for 1997. Old

Kent's return on equity has averaged 16.0%<F*> over the past five years. Old Kent's operating return on average assets was 1.38%<F*> for

1998 compared to 1.30% in 1997, and has averaged 1.28%<F*> for the last five years.


Old Kent's corporate culture is focused on maximizing shareholder value. The accompanying graphs compare the performance of Old Kent

Common Stock with the broad-based S&P 500 index and the KBW 50, an index comprised of 50 large bank holding companies. The total return as shown on these graphs is measured using both stock price

appreciation and the effect of continuous reinvestment of dividends.

The graph displays the December 31, 1998 value of an initial $100 investment in Old Kent Common Stock made one, five and ten years prior to the year end 1998 date. The graphs indicate that the total return on an investment in Old Kent Common Stock surpassed that of the KBW 50 in all three periods, was essentially the same as that of the S&P 500 in the one year measure, and exceeded the S&P 500 in the five and ten year period.


































<F*> For the purpose of this overview, earnings are computed on an operating basis and disregard merger related charges. These earnings are believed to be more comparable with prior years. During the fourth quarter of 1998, Old Kent recognized $19.7 million of after-tax, merger related charges which had the effect of reducing diluted earnings per share by $.18. Including the merger charges: net income for 1998 was $198.8 million; diluted earnings per share was $1.84; return on average total equity was 17.08%; and return on average assets was 1.26%.

[NON-INTEREST INCOME (MILLIONS) GRAPH]


[NON-INTEREST EXPENSE (MILLIONS) GRAPH]


NET INCOME ANALYSIS


Net interest income increased by $5.2 million, or 1%, to $587.9 million in 1998. The increase is primarily attributable to changes in the mix of earning assets as discussed below. The net interest margin for 1998 was 4.11% compared to 4.22% for 1997. The decrease in the net interest margin was largely related to changes in the mix of earning assets. During 1998, loans and mortgage loans held-for-sale averaged

61.1% and 12%, respectively, of total interest-earning assets compared to 64.3% and 6.2% in 1997.


Excluding a special merger related credit loss provision to conform

First Evergreen's credit review process and reserves with those of Old

Kent, the provision for credit losses was $43.3 million in 1998, down from a provision of $47.0 million in 1997. During 1998, the

Corporation took measures to reduce credit risk by exiting certain marginal commercial relationships and reducing certain consumer loan portfolio components having higher credit risk, which management believed would have had a negative impact on the Corporation's future profitability absent these actions.


Non-interest income increased by $78.2 million, or 30% over 1997.

Non-interest income represented 36.1% of total revenue in 1998 compared to 30.5% in 1997. Higher revenue from Mortgage Banking and

Investment and Insurance Services lines of business generated most of the improvement in non-interest income and reflects management's continued commitment to the diversification of Old Kent's revenue sources. During 1998, Old Kent Mortgage Company ("OKMC"), Old Kent's

mortgage banking subsidiary, produced record levels of loan

originations. A favorable interest rate environment and expansion of the retail loan origination network allowed mortgage production levels to top $13.5 billion in 1998 compared to $6.9 billion in 1997. At year-end 1998, OKMC operated over 140 lending offices in 32 states and serviced $14 billion of residential mortgages for third parties. Old

Kent's Investment and Insurance Services business line also

contributed to the improvement by producing a 16.8% year-over-year revenue increase as a result of aggressive new business development efforts coupled with favorable market conditions. ATM fees increased

22.6% to $7.4 million, a direct result of expansion in points of electronic access; Old Kent installed 162 new ATMs in its markets during 1998. In addition, deposit account revenues increased 14.2%

from 1997.


Excluding the one-time merger charges, non-interest expenses increased

$51.2 million, or 10.1%, from 1997 to 1998. This increase is primarily attributable to business growth, particularly the geographic expansion and business volume of OKMC, as well as aggressive business

development in the Corporation's Investment and Insurance Services

line of business.

[RELATIVE CORE DEPOSIT MIX GRAPH]


BALANCE SHEET ANALYSIS


Total loans decreased 2.9% from 1997 to 1998. Commercial loans and leases (including commercial real estate loans) were $5.5 billion at the end of 1998, or 3.4% more than last year. Consumer loans were $2.4 billion at December 31, 1998, a decrease of 10.5% from the preceding year-end total and the result of specific actions aimed at improving the credit risk profile and profitability of this loan portfolio.

Residential mortgages decreased 13.7% to $1.0 billion at December 31,

1998 due to amortization and prepayments. Old Kent's strategy is to sell newly originated residential mortgage loans.


At December 31, 1998, loans represented 59.0 % of total

interest-earning assets, down from 63.1% a year earlier. Held-for-sale residential mortgage loans totaled nearly $2.3 billion, or 15.0% of total interest-earning assets at December 31, 1998, nearly double the preceding year-end total due to OKMC's large production volume.

Securities, which generally earn lower interest rates than loans,

became a proportionally smaller component of total interest-earning assets. At December 31, 1998, securities and other (non-loan)

interest-earning assets were 25.9% of the total compared to 28.1% one year earlier. Overall, interest-earning assets averaged $14.6 billion during 1998, or 3.4% more than 1997.

Total interest-paying liabilities increased to $13.1 billion at

December 31, 1998. This represented a 6.0% increase since the prior year-end date. Total core deposits, which consist of demand deposits,

savings and consumer time deposits, grew 3.7% to over $11 billion at

December 31, 1998. Balances in savings deposits grew 19.6% from one year ago totaling $4.5 billion at December 31, 1998. Demand deposits,

the Corporation's lowest cost funding source, increased to $ 2.1 billion, or 12.9%, from year-end 1997 to year-end 1998.


At December 31, 1998, total shareholders' equity was $1.1 billion versus $1.2 billion at December 31, 1997. As shown in the accompanying

Condensed Consolidated Statement of Shareholders' Equity, the

Corporation repurchased nearly 6.4 million shares of its common stock in 1998. Old Kent completed the stock repurchase program authorized in

June 1997 and initiated another such program pursuant to a June 1998 authorization. Shares repurchased under these programs are acquired ratably on a quarterly basis and are intended for future reissuance for such purposes as stock dividends, dividend reinvestment and employee stock plans, business acquisitions and other permissible corporate purposes. The repurchase of these shares had a beneficial impact on earnings per share and return on equity for 1998. At

December 31, 1998, Old Kent had remaining authorization to repurchase approximately 2.6 million shares of its common stock over the ensuing seven months.

At December 31, 1998, Old Kent's capital not only surpassed regulatory minimums, but also exceeded the levels considered to be "well capitalized" by bank regulatory authorities. The equity to assets ratio was 6.84% at December 31, 1998 and the aggregate market value of

Old Kent's common stock was $4.9 billion on that same date.

[LOAN DISTRIBUTION PIE CHART -- December 31, 1998 Total - $8.8
Billion]

1.   Commercial                                  30%
2.   Real Estate, Commercial                     22%
3.   Consumer                                    15%
4.   Real Estate, Consumer Home Equity           12%
5.   Real Estate, Residential Mortgages          11%
6.   Real Estate, Construction                    8%
7.   Lease Financing                              2%
                                                ----
                                                100%
                                                ====


[COMMERCIAL LOANS PIE CHART -- December 31, 1998 Total - $2.8 Billion]

1.   Manufacturing                               25%
2.   Services                                    17%
3.   Retail                                      13%
4.   Wholesale                                   12%
5.   Contractors & Property Managers             12%
6.   Other                                        7%
7.   Leasing                                      6%
8.   Finance                                      4%
9.   Transportation                               2%
10.  Agriculture                                  2%
                                                ----
                                                100%
                                                ====


CREDIT RISK


One of Old Kent's strengths is its diversified loan portfolio.

Approximately 38% of Old Kent's loan assets are comprised of credits granted to consumers in the form of residential mortgages and a variety of other consumer credit products, such as automobile loans, home equity loans, and other open and closed end consumer credits.

Loans to commercial borrowers represent approximately 62% of Old

Kent's loan portfolio. These loans are grouped by their nature and industry diversification as non-real estate related and as real estate related.


At December 31, 1998, Old Kent's commercial loan and lease portfolio,

excluding real estate related loans, approximated $2.9 billion, or about 33% of total loans. Loans to manufacturers represented the largest component at 25% of total non-real estate commercial loans.

These loans are diversified among a large number of borrowers who produce a wide variety of durable and non-durable goods. Commercial real estate and construction loans at December 31, 1998 totaled approximately $2.6 billion, or 29% of total loans. These loans are classified as owner-occupied (borrowers who occupy and utilize the loan related property in their respective businesses) and as non-owner-occupied (borrowers whose principal purpose of ownership lies in the production of rental receipts from the related property).

As indicated, loans to the various categories of owner-occupied properties were 47% of commercial real estate and construction loans and loans for non-owner-occupied properties were 53% of that total.

Non-owner-occupied loans totaled $1.4 billion, or 15% of total loans,

and are distributed over a diverse base of borrowers. The largest segment within non-owner-occupied loans was multifamily housing related loans totaling 18% of total commercial real estate and construction loans.

At December 31, 1998, Old Kent's allowance for credit losses represented 1.89% of total loans and was nearly three times greater than total impaired loans at that date. Management believes that this allowance is adequate to absorb credit losses inherent in the loan portfolios and also believes that the Corporation's allowance is among the strongest in the banking industry based on these ratios.


INTEREST RATE RISK


The acceptance of interest rate risk and its management are challenges common to financial institutions. Old Kent's Board of Directors and executive management have adopted various policies intended to measure and control the volatility of net interest income which may result from changes in the interest rate environment. Based on modeling techniques regularly employed to monitor and measure interest rate risk, Old Kent's management believes that the Corporation's net interest income would not be materially impacted by upward or downward movements in prevailing interest rates within anticipated ranges. Old

Kent actively manages prepayment risks associated with mortgage servicing rights through its significant loan origination and replenishment capacity, customer retention initiatives, recurring bulk sales of mortgage servicing rights, and use of financial hedges.

[COMMERCIAL REAL ESTATE AND CONSTRUCTION LOANS PIE CHART -- December 31, 1998 Total - $2.6 Billion]

1.   Owner-Other                                 19%
2.   Housing                                     18%
3.   Owner-Manufacturing                         11%
4.   Retail Sites                                10%
5.   Offices                                      9%
6.   Owner-Office Facilities                      9%
7.   Owner-Retail Sites                           8%
8.   Other                                        6%
9.   Manufacturing                                6%
10.  Hotels, Motels, etc.                         4%
                                                ----
                                                100%
                                                ====


YEAR 2000 READINESS DISCLOSURE

On December 31, 1998, Old Kent's primary computer systems were Year

2000 ready. All remaining systems were 75% ready and are on target for completion by mid-1999. Management also plans to continue detailed testing of all systems and to enhance existing contingency plans throughout the year.


LOOKING AHEAD


Old Kent is progressing toward its goal of becoming a more diversified financial services organization, utilizing a line of business management structure. During 1999, Old Kent will further differentiate itself from competitors and enhance the value of its relationship with customers and shareholders. The commitment and experience of Old

Kent's management and staff, the strength of its balance sheet, and its disciplined philosophy position the Corporation well to meet the future challenges of the industry.


FORWARD-LOOKING STATEMENTS


This report contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and

Old Kent itself. Words such as "anticipates," "believes," "estimates,"

"expects," "intends," "is likely," "plans," and similar expressions are intended to identify such forward-looking statements. Assessments that Old Kent is Year 2000 "ready" are necessarily statements of belief, as to the outcome of future events based in part on

information provided by vendors and others, which Old Kent has not independently verified. These statements are not guarantees of future performance and involve certain uncertainties and assumptions. Actual results and outcomes may materially differ from what may be expressed in such forward-looking statements. Factors that could cause a difference between an actual outcome and a forward-looking statement include changes in interest rates; demand; the degree of competition;

changes in laws, regulations, or policy; the outcome of litigation and contingencies; trends in customer behavior and creditworthiness; the ability of other companies on which Old Kent relies to make their computer systems year 2000 compliant; the ability to locate and convert all relevant computer codes and data; and the vicissitudes of the economy. Old Kent undertakes no obligation to update forward-looking statements as a result of new information.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATED BALANCE SHEET

DECEMBER 31 (DOLLARS IN MILLIONS)                                 1998                 1997
----------------------------------------------------------------------------------------------
ASSETS:

Cash and due from banks                                      $   615.9            $   547.3

Federal funds sold and other short term investments               14.3                129.5

Mortgages held-for-sale                                        2,262.7              1,271.8

Securities                                                     3,919.5              3,937.3

LOANS:

   Commercial loans and leases                                 5,505.5              5,326.8

   Consumer                                                    2,365.7              2,644.5

   Residential real estate mortgages                           1,012.5              1,173.2
----------------------------------------------------------------------------------------------
   Total loans                                                 8,883.7              9,144.5

   Less allowance for credit losses                              167.7                161.0
----------------------------------------------------------------------------------------------
   Net loans                                                   8,716.0              8,983.5

Premises and equipment, net                                      221.0                220.6

Other assets                                                     839.5                616.6
----------------------------------------------------------------------------------------------
TOTAL ASSETS                                                 $16,588.9            $15,706.6
----------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY:

Liabilities:

   Deposits:

      Demand deposits (non-interest-bearing)                 $ 2,098.4            $ 1,859.0

      Consumer time and savings deposits                       9,388.7              9,223.3
----------------------------------------------------------------------------------------------

      Total core deposits                                     11,487.1             11,082.3

      Negotiable and foreign deposits                          1,452.3                846.6
----------------------------------------------------------------------------------------------
      Total Deposits                                          12,939.4             11,928.9

Other borrowed funds                                           2,061.2              2,090.1

Long term debt                                                   200.0                200.0

Other liabilities                                                253.2                262.0
----------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                             15,453.8             14,481.0

SHAREHOLDERS' EQUITY                                           1,135.1              1,225.6
----------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                   $16,588.9            $15,706.6
----------------------------------------------------------------------------------------------

CONDENSED CONSOLIDATED STATEMENT OF INCOME

YEAR ENDED DECEMBER 31 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA<F*>)      1998            1997             1996
---------------------------------------------------------------------------------------------------------------------
Interest income                                                          $1,156.4        $1,146.5         $1,070.4

Interest expense                                                           (568.5)         (563.8)          (518.6)
---------------------------------------------------------------------------------------------------------------------
Net interest income                                                         587.9           582.7            551.8

Provision for credit losses                                                 (46.8)          (47.0)           (35.6)
---------------------------------------------------------------------------------------------------------------------
Net interest income after provision for credit losses                       541.1           535.7            516.2

Non-interest income                                                         347.9           276.5            215.6

Non-interest expense                                                       (584.2)         (507.9)          (461.8)
---------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                  304.8           304.3            270.0

Income taxes                                                               (106.0)         (105.9)           (90.6)
---------------------------------------------------------------------------------------------------------------------
Net income                                                                 $198.8          $198.4           $179.4
---------------------------------------------------------------------------------------------------------------------
Basic earnings per share                                                    $1.86           $1.76            $1.55

Diluted earnings per share                                                   1.84            1.75             1.54
---------------------------------------------------------------------------------------------------------------------

<F*> Share data has been adjusted for stock dividends and a stock split.

CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                                                                          ACCUMULATED           TOTAL
                                                      COMMON     CAPITAL     RETAINED   COMPREHENSIVE   SHAREHOLDERS'
(DOLLARS IN MILLIONS)                                  STOCK     SURPLUS     EARNINGS          INCOME          EQUITY
-------------------------------------------------------------------------------------------------------------------------
BALANCE AT JANUARY 1, 1998                            $105.6      $198.8       $919.9           $ 1.3       $1,225.6

Net income for the year                                                         198.8                          198.8

Unrealized gains on securities                                                                   19.1           19.1

Cash dividends paid                                                             (85.0)                         (85.0)

Issuances of stock:

  Dividend reinvestment and  employee stock plans         .8        21.3                                        22.1

  Five percent stock dividend  paid July 17, 1998        4.5       158.5       (163.2)                          (0.2)

Common stock repurchased                                (6.4)     (242.4)                                     (248.8)

Other changes                                                        3.5                                         3.5
-------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1998                          $104.5      $139.7       $870.5           $20.4       $1,135.1
-------------------------------------------------------------------------------------------------------------------------

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


We have audited, in accordance with generally accepted auditing standards, the consolidated balance sheets of Old Kent Financial

Corporation (a Michigan corporation) and subsidiaries as of

December 31, 1998 and 1997, and the related statements of income, cash flows and shareholders' equity for each of the three years in the period ended December 31, 1998 appearing in the 1998 Annual Report included with the proxy statement for the annual meeting of the shareholders, not appearing herein. In our report dated January 14,

1999, also appearing in the 1998 Annual Report, we expressed an unqualified opinion on those consolidated statements.


In our opinion, the information set forth in the condensed

consolidated financial statements on pages 29 and 30 is fairly stated,

in all material respects, in relation to the consolidated financial statements from which it has been derived.


/s/ Arthur Andersen LLP


Chicago, Illinois

January 14, 1999

BOARD OF DIRECTORS

RICHARD L. ANTONINI
Chairman, President and Chief Executive Officer,
Foremost Corporation of America
(a specialty property and casualty insurer)

JOHN D. BOYLES
Attorney-at-Law,
Verspoor, Waalkes, Lalley, Slotsema & Talen, P.C.

WILLIAM P. CRAWFORD
President and Chief Executive Officer,
Steelcase Design Partnership
(manufacturer of office systems)

DICK DEVOS
President,
Amway Corporation
(manufacturer of home and personal care products)

WILLIAM G. GONZALEZ
President and Chief Executive Officer,
Spectrum Health
(integrated healthcare network)

JAMES P. HACKETT
President and Chief Executive Officer,
Steelcase Inc.
(manufacturer of office systems)

ERINA HANKA
President,
Suspa Inc.
(manufacturer of gas cylinders for industry)

EARL D. HOLTON
Vice Chairman,
Meijer, Inc.
(food and general merchandise retailer)

MICHAEL J. JANDERNOA
Chairman and Chief Executive Officer,
Perrigo Company
(manufacturer of store-brand health and
personal care products)

KEVIN T. KABAT
Vice Chairman of the Corporation,
and President of Old Kent Bank

FRED P. KELLER
Chairman and Chief Executive Officer,
Cascade Engineering, Inc.
(manufacturer of plastic injection molded automotive, seating and container products)

JOHN P. KELLER
President,
Keller Group, Inc.
(a diversified manufacturer)

HENDRIK G. MEIJER
Co-Chairman,
Meijer, Inc.
(food and general merchandise retailer)

PERCY A. PIERRE, PH.D.
Professor of Electrical Engineering,
Michigan State University

MARILYN J. SCHLACK
President,
Kalamazoo Valley Community College

PETER F. SECCHIA
Chairman,
Universal Forest Products, Inc.
(manufacturer and distributor of building supplies)

DAVID J. WAGNER
Chairman, President and Chief Executive Officer of the Corporation, and Chairman and Chief
Executive Officer of Old Kent Bank

MARGARET SELLERS WALKER
Professor of Public Administration,
School of Public and Nonprofit Administration,
Grand Valley State University

ROBERT H. WARRINGTON
Vice Chairman and Chief Financial Officer of the Corporation, and Chairman and Chief Executive
Officer of Old Kent Mortgage Company

SENIOR MANAGEMENT

SENIOR POLICY COMMITTEE

MARK F. FURLONG<F*>
Executive Vice President,
Old Kent Financial Corporation;
Chief Financial Officer,
Old Kent Bank

JAMES A. HUBBARD<F*>
Senior Executive Vice President,
Corporate Banking,
Old Kent Financial Corporation

KEVIN T. KABAT<F*>
Vice Chairman,
Old Kent Financial Corporation;
President,
Old Kent Bank

KENNETH C. KREI<F*>
Executive Vice President,
Investment and Insurance Services,
Old Kent Bank

DAVID C. SCHNEIDER<F*>
Executive Vice President,
Retail Administration,
Old Kent Financial Corporation

MICHELLE L. VAN DYKE<F*>
Executive Vice President,
Community Banking,
Old Kent Financial Corporation

DAVID J. WAGNER<F*>
Chairman, President and Chief Executive Officer,
Old Kent Financial Corporation;
Chairman and Chief Executive Officer,
Old Kent Bank

ROBERT H. WARRINGTON<F*>
Vice Chairman and Chief Financial Officer,
Old Kent Financial Corporation;
Chairman and Chief Executive Officer,
Old Kent Mortgage Company

OTHER SENIOR OFFICERS

GARY S. BERNARD<F*>
Senior Vice President,
Consumer Lending,
Old Kent Bank

DONALD R. BRITTON<F*>
President and Chief Operating Officer,
Old Kent Mortgage Company

STEVEN D. CRANDALL<F*>
Senior Vice President,
Human Resources,
Old Kent Financial Corporation

DAVID A. DAMS<F*>
Executive Vice President,
Corporate Banking,
Old Kent Bank

GREGORY K. DANIELS<F*>
Senior Vice President,
Chief Information Officer,
Old Kent Financial Corporation

STANLEE P. GREENE, JR.<F*>
Senior Vice President,
Sales and Marketing,
Old Kent Financial Corporation

RICHARD L. HAUG
Senior Vice President,
General Auditor,
Old Kent Financial Corporation

JOSEPH T. KEATING<F*>
Senior Vice President,
Old Kent Bank;
President,
Lyon Street Asset
Management Company

LARRY S. MAGNESEN<F*>
Senior Vice President,
Business Banking,
Old Kent Bank

WILLIAM K. MCGOWAN<F*>
Executive Vice President,
Old Kent Bank;
President,
Old Kent Bank - ILLINOIS

RONALD C. MISHLER<F*>
Senior Vice President and Treasurer,
Old Kent Financial Corporation

JANET S. NISBETT
Senior Vice President and Controller,
Old Kent Financial Corporation;
Senior Vice President and Controller,
Old Kent Bank

ALBERT T. POTAS
Senior Vice President,
Investor Relations and Strategic Planning,
Old Kent Financial Corporation

DANIEL W. TERPSMA<F*>
Executive Vice President,
Old Kent Bank;
President,
Old Kent Bank - EAST

MARY E. TUUK
Senior Vice President and Secretary,
Legal Coordinator,
Old Kent Financial Corporation

MICHAEL J. WHALEN<F*>
Senior Vice President,
Senior Credit Officer,
Old Kent Financial Corporation











<F*> Member of Management Group

SHAREHOLDER INFORMATION  This report presents information concerning the business and financial results of Old Kent Financial Corporation in a format that we believe most of our shareholders will find useful and informative. The 1998 Annual Report included with our Proxy

Statement for our annual meeting contains audited financial

statements, detailed financial review and other information. The

Corporation's Form 10-K Annual Report to the Securities and Exchange

Commission will be provided without cost to shareholders upon request.

Send requests to Shareholder Services at the address shown below.


ANNUAL MEETING  The annual meeting of shareholders of Old Kent

Financial Corporation will be held on April 19, 1999, at 10:00 a.m. in the Ambassador Ballroom at the Amway Grand Plaza Hotel, 187 Monroe NW,

directly southwest of the Old Kent Bank Building, in Grand Rapids,

Michigan.


INTERNET ACCESS  Old Kent's Report to Shareholders will be available on our Internet website at www.oldkent.com.


TRANSFER AGENT/SHAREHOLDER INQUIRIES  Old Kent Bank serves as the transfer agent for the Corporation. Inquiries relating to shareholder records, stock transfers, changes of ownership, lost or stolen stock certificates, changes of address and dividend payments should be addressed to:

Old Kent Bank

Shareholder Services

4420 44th Street SE, Suite A

Grand Rapids, Michigan 49512-4011

Telephone (616) 771-5482 or (800) 652-2657 (Ext. 771-5482)


DIVIDEND REINVESTMENT PLAN  Old Kent offers a dividend reinvestment plan which permits participating shareholders of record to reinvest dividends in Old Kent Common Stock without paying brokerage

commissions or service charges. Participating shareholders may also invest up to $5,000 in additional funds each quarter for the purchase of additional shares. A copy of the dividend reinvestment plan prospectus and application may be requested from the transfer agent at the address above.


DIVIDENDS  Anticipated dividend payable dates are the 15th of March,

June, September and December. Shareholders may have their dividends deposited directly to their savings, checking or Money Market investment account. A copy of the Automatic Dividend Deposit Service

Plan and an authorization form may be requested from Shareholder

Services at the address shown above.


INVESTOR RELATIONS  Questions regarding corporate earnings releases,

financial analyst information and other investor data should be addressed to:

Old Kent Financial Corporation

Investor Relations - 4th Floor

111 Lyon Street NW

Grand Rapids, Michigan 49503

Telephone (616) 771-1034 or (800) 652-2657 (Ext. 771-5663)


OLD KENT COMMON STOCK  Old Kent Common Stock is traded on the New York

Stock Exchange under the symbol OK. The following table sets forth the range of prices for Old Kent Common Stock for the periods indicated,

adjusted for stock dividends and a stock split. (Prices for periods prior to December 2, 1998, represent bid quotations on The NASDAQ

Stock Market; these quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.)

                                       1998                      1997
                             --------------------------------------------------
                                HIGH         LOW           HIGH         LOW
                             -----------------------    -----------------------
First Quarter                  $39.05       $34.29        $23.70       $21.37

Second Quarter                  39.46        35.65         26.36        21.09

Third Quarter                   39.75        28.88         32.62        25.53

Fourth Quarter                  46.50        29.13         40.12        29.34

As of January 31, 1999, there were 104,028,504 shares of Old Kent

Financial Corporation Common Stock issued and outstanding, and there were approximately 16,054 holders of record.

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         Old Kent Financial Corporation    111 Lyon Street NW
                     Grand Rapids, Michigan 49503